Exhibit 99.4

Confidential

Preliminary Non-Binding Term Sheet

Structure	Member’s Scheme of Arrangement. Parties to execute a Scheme Implementation Agreement

Consideration

Exchange ratio

•                       All stock consideration of 0.1722 of an Iron Mountain common share for each Recall share

Cash Alternative

•                       Iron Mountain will provide Recall shareholders with the option to elect to receive consideration in cash, subject to a pro-ration mechanism which will cap the total amount of cash consideration to be paid to Recall shareholders at A$225 million

•                       The value of consideration for shareholders receiving the cash alternative will be A$8.50 cash per share

•                       Cash alternative structured to provide preferential access for any shareholder’s first 5,000 shares should they make a cash election; provided that in no event shall such structure result in a separate class of members for purposes of the Scheme

CDIs

•                       Iron Mountain will establish a secondary listing on the Australian Securities Exchange to allow Recall Shareholders to trade Iron Mountain shares locally in the form of CHESS Depository Interests

(CDIs) Dividends

•                       The Proposal will not be adjusted for any dividends which Recall or Iron Mountain pay in the ordinary course or any dividends which Iron Mountain is required to pay to maintain compliance with its REIT status obligations between the date of this term sheet and close of the transaction. Neither party will pay any special or out of the ordinary dividends between the date of this term sheet and close of the transaction

Dilution Protection

•                       Should Iron Mountain issue primary shares (or securities convertible into primary shares) at a discount to the prevailing market price between the date of this term sheet and closing of the transaction, the share exchange ratio shall be adjusted mechanically using the same calculation method as that used in the context of rights issues at a discount

•                       Iron Mountain will not issue more than 10% (in the aggregate) of its existing share capital between the date of this term sheet and the closing of the transaction, without prior approval of Recall

Timing

•                       Term Sheet to be agreed to prior to market open on 28 April 2015 (NY time).

•                       Iron Mountain would first announce the transaction prior to market open on 28 April 2015, with Recall to announce to ASX on the following trading day

•                       Each party’s announcements are to be in agreed form, with the initial announcement solely stating in relation to the value of consideration an exchange ratio of 0.1722 and a headline value per share of A$8.50 (reflecting the value of the cash alternative subject to the A$225 million cap at A$8.50 per share), to the exclusion of any other metric of headline value

•                       The possible transaction is contingent on the parties conducting confirmatory due diligence and negotiating and executing definitive documentation. The agreement in principle does not assure that a definitive agreement will be reached or that any transaction between the companies will occur

HSR / Anti-Trust

•                       With respect to the Records and Information Management business in the U.S. and Canada, Iron Mountain commits to undertake divestments accounting for up to US$30 million in revenues, in the aggregate, as are necessary to obtain antitrust/competition clearance

•                       With respect to the Records and Information Management business in Australia, Iron Mountain commits to undertake divestments in Australia as are necessary to address competition issues which the transaction raises under Australian law

•                       With respect to (i) all other business lines (including Data Protection) worldwide and (ii) the Records and Information Management business in all jurisdictions other than the U.S., Canada and Australia, Iron Mountain commits to undertake divestments as are necessary to obtain required antitrust/competition clearance

•                       Iron Mountain commits to litigate any regulatory attempt to restrain the deal

•                       In addition, Iron Mountain will pay a reverse break fee equal to 3.0% of the transaction equity value as of the signing of the Scheme Implementation Agreement in the event that any antitrust/competition approval condition is not satisfied or waived and all other conditions (other than final Court approval) are satisfied or waived, as of the outside date, which shall be 12 months from the date of execution of the Scheme

Iron Mountain Shareholder Approval / Reverse Break Fee

•                       Iron Mountain shareholder approval, in the form of a simple majority shareholder vote, will be required in connection with the transaction

•                       Iron Mountain to obtain shareholder approval shortly in advance of Recall scheme meeting

•                       Both parties to use reasonable best efforts to hold their respective shareholder meetings and obtain their respective shareholder approvals as promptly as reasonably practicable

•                       Termination fee equal to 1.0% of the transaction equity value as of the signing of the Scheme Implementation Agreement payable by Iron Mountain if Iron Mountain’s Board changes its recommendation to its shareholders; no termination fee payable by Iron Mountain if Iron Mountain is unable to obtain shareholder approval for the share issuance

Recall Shareholder Approval / Break Fee

•                       Both parties to use reasonable best efforts to hold their respective shareholder meetings and obtain their respective shareholder approvals as promptly as reasonably practicable

•                       Termination fee equal to 1.0% of the transaction equity value as of the signing of the Scheme Implementation Agreement payable by Recall if Recall’s Board changes its recommendation or if Recall terminates the transaction to enter into a superior proposal; no termination fee payable by Recall if Recall is unable to obtain shareholder approval for the transaction

Board Recommendation

•                       Recall Board to unanimously approve and recommend approval of transaction to its shareholders, subject to there being no superior proposal and subject to an Independent Expert concluding that the transaction is in the best interests of Recall’s shareholders

•                       Iron Mountain Board to unanimously approve and recommend approval of transaction to its shareholders

Iron Mountain Board of Directors

•                       Iron Mountain’s Board to appoint two of Recall’s current directors to the Iron Mountain Board, effective as of the closing of the Scheme and nominate such designees for election at the first Iron Mountain annual meeting following closing of the Scheme

Conditions

•                       Standard exclusivity arrangements, including no shop, no talk, notification requirement and matching right

•                       Mutual no material adverse change condition, subject to customary exclusions (including carve out from the MAC of any impact of any divestments or other actions required to obtain antitrust/competition approvals)

•                       Customary conditions to the implementation of the Scheme, for example Recall and Iron Mountain shareholder approvals, Court approvals and antitrust/competition and other requisite regulatory approvals; no financing or REIT condition

Due Diligence

•                       Iron Mountain to provide to Recall, promptly following the signing of the NDA, a draft of Mountain’s Q1 2015 financial results release and, as soon as practicable following the signing of the NDA and in any event by 27 April 2015, a draft of Iron Mountain’s prepared remarks

•                       Both parties to use reasonable best efforts to complete confirmatory due diligence and negotiate and enter into a Scheme Implementation Agreement within three to four weeks after being given access to Recall information. Recall to prepare first draft of Scheme Implementation Agreement and provide that draft to Iron Mountain as soon as practicable after announcement

•                       IRM will provide necessary due diligence access to Recall during this period as well

•                       Scope of the confirmatory due diligence review to be limited on both sides to high level financial diligence of recent results and near term outlook; group structure; tax considerations (FIRPTA and REIT); HSR /Anti-Trust / Competition and confirmatory legal issues

This preliminary non-binding term sheet is accepted and agreed to as of April 28, 2015

IRON MOUNTAIN INCORPORATED
By:	/s/ William L. Meaney
Name: William L. Meaney
Title: President and CEO

RECALL HOLDINGS LIMITED
By:	/s/ Doug Pertz
Name: Doug Pertz	April 28, 2015
Title: President and Chief Executive Officer